Exhibit 99.1

Investor Relations and Media Inquiries

Andy Murphy

Davies Murphy Group

781-418-2408

investor@datastream.net

DATASTREAM SYSTEMS, INC. REPORTS PRELIMINARY FOURTH-QUARTER AND FISCAL YEAR-END

2005 RESULTS

Datastream reports 5th consecutive year of $10M+ positive operating cash flow

Annual license and total revenue grows 9% and 8%, respectively

Total revenue growth driven by 17% annual license growth in flagship product, Datastream 7i

GREENVILLE, S.C. — February 15, 2006 — Datastream Systems, Inc. today announced unaudited preliminary results for the Company’s fourth quarter and fiscal year ended December 31, 2005.

Total revenues for the fourth quarter of 2005 increased 20% to $28.9 million compared with $24.1 million for the fourth quarter of the prior year. Total software license revenues increased 46% for the fourth quarter of 2005 to $10.1 million from $6.9 million in the fourth quarter of the prior year. Professional services and support revenues increased 9% to $18.8 million from $17.2 million in the prior year quarter. Operating income for the fourth quarter of 2005 increased to $3.9 million from a slight loss for the same period last year. Net income for the fourth quarter of 2005 increased to $2.3 million from $0.1 million for the same period last year. Diluted earnings per share were $0.11 for the fourth quarter of 2005 compared to $0.01 for the same period last year.

Total revenues for the 2005 fiscal year increased 8% to $101.6 million compared to $94.4 million for the prior year. Total software license revenues increased 9% to $28.9 million for the 2005 fiscal year compared to $26.4 million for the prior year. Professional services and support revenues for the 2005 fiscal year increased 7% to $72.7 million compared to $68.0 million for the prior year. Operating income for the 2005 fiscal year increased 34% to $7.5 million compared to $5.6 million for the prior year. Net income for the 2005 fiscal year increased 35% to $5.4 million compared to $4.0 million for the prior year. Total non-recurring expenses for the 2005 fiscal year were $3.4 million compared to $1.5 million for the 2004 fiscal year. Non-recurring expenses include fees associated with the anticipated acquisition of the Company announced on January 5, 2006, professional fees incurred related to the restatement of prior periods, and international reorganization costs. Recurring audit and professional fees are excluded from these amounts. Diluted earnings per share for the year ended 2005 increased 35% to $0.27 compared to $0.20 for the prior year.

License revenue for Datastream 7i™, Datastream’s flagship product, was $8.2 million in the fourth quarter of 2005, a 79% increase in Datastream 7i for the same quarter of 2004. For the fourth quarter 2005, Datastream 7i license revenue represented 81% of the Company’s license revenue mix, compared to 66% in the same quarter of 2004. Datastream 7i license revenue for the year ended 2005 increased 17% to $21.4 million from $18.3 million for the 2004 fiscal year. Datastream 7i license revenues include Datastream 7i, Datastream 7i Buy, and third party software sold in conjunction with Datastream 7i.

Datastream’s Chief Executive Officer Larry Blackwell commented, “I am very pleased by this unusually strong fourth quarter. We received a high number of commitments from many large and important customers. This success underscores the unique strengths of our product offering and it highlights our team’s ability to execute as we capture additional market share in our space.”

The Company’s cash, cash equivalents and short-term investments totaled $58.0 million at December 31, 2005, an increase of 16% from $50.0 million at December 31, 2004. Net cash provided by operating activities for the year ended 2005 was approximately $10.6 million, representing the fifth consecutive year of over $10 million in positive operating cash flow.

Datastream’s President and Chief Financial Officer Alex Estevez commented, “Despite distractions to management in 2005, we are pleased to deliver our fifth consecutive year of positive operating cash flow in excess of $10 million. This result is a positive metric for a company of our size, particularly in the context of the non-recurring expenses incurred in 2005.”

These financial results are preliminary as the Company’s independent auditors have not yet completed their audit. Although management is not currently aware of any adjustments that in the aggregate will require a material change to these financial results, it is possible that there may be adjustments prior to the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

About Datastream Systems, Inc.

Datastream provides Asset Performance Management software and services to enterprises worldwide, including more than 60 percent of the Fortune 500. Datastream’s solutions combine world-class asset management functionality with advanced analytics to deliver a powerful platform for optimizing enterprise asset performance.

By using Datastream’s solutions, customers can maintain and manage capital assets – such as manufacturing equipment, vehicle fleets and buildings – and create analyses and forecasts so they can take action to improve future performance. Datastream’s flagship product, Datastream 7i™, delivers a complete Asset Performance Management infrastructure by combining an Internet, web services architecture with broad enterprise asset management functionality, integrated procurement, advanced analytics and multi-site capability.

Datastream was founded in 1986 and has customers in more than 140 countries. For more information, visit www.datastream.net.

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This press release contains forward-looking statements that involve a number of risks and uncertainties, including statements regarding our financial performance and ability to capture market share. Factors that could cause actual results to differ materially include, but are not limited to: failure to complete the previously announced acquisition by Infor could negatively impact the market price of the Company’s common stock and operation of the Company’s business; increasing competition in the markets in which the Company competes; the stability of the Company’s strategic relationships with third party suppliers and technologies; the ability of the Company to: sell larger and more complex software solutions, successfully transition to the development of further Internet- based products, successfully manage its international operations, enhance its current products and develop new products and services that address technological and market developments; and other risk factors listed from time to time in Datastream’s SEC reports, including, but not limited to the “Risk Factors” contained in Datastream’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004. Datastream does not have, and expressly disclaims, any obligation to release publicly any updates or any changes in the Company’s expectations or any changes in events, conditions or circumstances on which any forward-looking statement is based.

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DATASTREAM SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(unaudited)

(In thousands, except per share data)	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Revenues:
Software product	$10,077	$6,874	$28,890	$26,384
Services and support	18,798	17,180	72,730	68,007

Total revenues	28,875	24,054	101,620	94,391

Cost of revenues:
Cost of software product	467	297	1,758	1,305
Cost of services and support	8,092	7,798	31,143	29,369

Total cost of revenues	8,559	8,095	32,901	30,674

Gross profit	20,316	15,959	68,719	63,717

Operating expenses:
Sales and marketing	7,808	7,450	30,339	29,017
Product development	3,317	3,525	13,795	13,979
General and administrative	3,646	3,803	13,717	13,552
Non-recurring expenses	1,684	1,208	3,367	1,544

Total operating expenses	16,455	15,986	61,218	58,092

Operating (loss) income	3,861	(27)	7,501	5,625
Other income (expense), net	(221)	192	724	649

Income before income taxes	3,640	165	8,225	6,274
Income tax expense	1,361	20	2,828	2,302

Net income	$2,279	$145	$5,397	$3,972

Basic net income per share	$0.11	$0.01	$0.27	$0.20

Diluted net income per share	$0.11	$0.01	$0.27	$0.20

Basic weighted average number of common shares outstanding	19,990	19,843	19,969	20,001

Diluted weighted average number of common shares outstanding	20,430	19,849	20,245	20,223

DATASTREAM SYSTEMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(unaudited)

(Dollars in thousands)	December 31, 2005	December 31, 2004
Cash and cash equivalents	$57,875	$32,862
Short term investments	190	17,123
Accounts receivable, net	20,300	19,594
Unbilled revenue	1,286	1,071
Other assets	3,241	5,208

Total current assets	82,892	75,858

Investment	—	537
Property and equipment, net	10,142	11,407
Deferred income taxes, net	3,201	2,354
Other long term assets	—	8

Total assets	$96,235	$90,164

Accounts payable	$5,201	$5,247
Income taxes payable	739	—
Other accrued liabilities	8,022	7,539
Unearned revenue	20,721	20,728
Stockholders’ equity, net	61,552	56,650

Total liabilities and stockholders’ equity	$96,235	$90,164

DATASTREAM SYSTEMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(unaudited)

(Dollars in thousands)	Year Ended December 31,
	2005	2004
Cash flows from operating activities:
Net income	$5,397	$3,972
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,116	3,118
Other operating activity adjustments	2,040	3,095

Net cash provided by operating activities	10,553	10,185

Net cash provided by (used in) investing activities	15,037	(10,257)

Net cash provided by (used in) financing activities	595	(2,696)

Foreign currency translation adjustment	(1,172)	805

Net increase (decrease) in cash and cash equivalents	25,013	(1,963)
Cash and cash equivalents at beginning of period	32,862	34,825

Cash and cash equivalents at end of period	$57,875	$32,862